Exhibit 3.1.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEWSTAR FINANCIAL, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

NewStar Financial, Inc. (f/k/a Novus Capital, Inc.) (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is NewStar Financial, Inc.

2. The Corporation was originally formed under the name “Novus Capital LLC” by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on May 22, 2003. A Certificate of Conversion was filed on May 27, 2004 converting “Novus Capital LLC” to “Novus Capital, Inc.” The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 27, 2004. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 17, 2004. The name of the Corporation was changed to “NewStar Financial, Inc.” pursuant to an amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of the State of the State of Delaware on July 15, 2004.

3. This Second Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the Certificate of Incorporation of the Corporation, has been duly adopted in accordance with Sections 228, 242 and 245 of the DGCL.

4. The Corporation’s Certificate of Incorporation hereby is amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is NewStar Financial, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware, 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose for which the Corporation is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 180 million shares of capital stock, classified as (i) 50 million shares of preferred stock, par value $.01 per share (“Preferred Stock”), of which 25 million shares have been designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), (ii) 120 million shares of common stock, par value $.01 per share (“Common Stock”), and (iii) 10 million shares of class A common stock, par value $.01 per share (“Class A Common Stock”).

FIFTH. Upon the consummation of the initial public offering of the Common Stock (“IPO”), each share of the Common Stock, Preferred Stock and Class A Common Stock, each with par value $0.01 per share (collectively, the “Old Stock”), of the Corporation authorized and outstanding as of such time shall be automatically converted into, and deemed for all purposes to be, 0.4031 shares of Common Stock, Preferred Stock or Class A Common Stock, as applicable, with par value $0.01 per share (collectively, the “New Stock”), of the Corporation automatically and without the need for any further action by the holders of Old Stock and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the New Stock unless the certificates evidencing the Old Stock are surrendered to the Corporation. Upon surrender of the certificate(s) representing shares of such Old Stock held by the stockholders of the Corporation in properly endorsed and due form for exchange and cancellation, or upon receipt of evidence reasonably satisfactory to the executive officers of the Corporation of the loss, theft, or destruction of the certificate(s) therefor from the stockholders of the Corporation of such stock (together with delivery of an indemnity bond in appropriate amount, payable to the Corporation, if the executive officers shall so require it in their reasonable judgment), the executive officers of the Corporation or their designees shall accept and cancel the certificate(s) surrendered, if applicable, and shall issue to the stockholders of the Corporation a certificate, endorsed with such legends as are required or are appropriate, amounting to 0.4031 shares of the New Stock for every one share of the Old Stock as shall have been surrendered or for which satisfactory evidence of loss, theft, or destruction shall have been received.

SIXTH. The powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock, Common Stock and Class A Common Stock are as follows:

A. Provisions Relating to the Preferred Stock.

The Board of Directors of the Corporation (the “Board of Directors”) is hereby empowered, subject to the rights of any series of Preferred Stock then outstanding and the provisions of this Certificate of Incorporation, to authorize by resolution or resolutions from time to time the issuances of one or more classes or series of Preferred Stock and to fix the powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL and this Certificate of Incorporation.

B. Provisions Related to the Series A Preferred Stock.

1. Number and Designation. 25 million shares of the Preferred Stock shall be designated as Series A Convertible Preferred Stock.

2. Dividends. The holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any funds and assets of the Corporation legally available therefor, dividends on the Series A Preferred Stock, as determined by the Board of Directors. Dividends on the Series A Preferred Stock are not cumulative. No dividends or other distributions shall be paid with respect to the Common Stock or Class A Common Stock at any time unless at the same time a dividend or other distribution is paid on the Series A Preferred Stock at the same amount per share (other than dividends or distributions (A) payable in Common Stock or in securities convertible or exercisable into Common Stock as provided for in Section 5(d) hereof or (B) made as part of a recapitalization, reclassification or reorganization as provided for in Section 5(e) hereof or (C) made as part of a liquidation, dissolution or winding up or sale or merger under Section 3 hereof). Additionally, (a) no dividend or other distribution will be paid with respect to the Class A Common Stock at any time unless and until Value 2 (as defined in paragraph 7) is zero (0), and (b) no dividend or other distribution that is deemed by the Board of Directors to be extraordinary shall be paid with respect to the Class A Common Stock.

3. Liquidation Rights.

(a) In the event of any voluntary or involuntary liquidation, dissolution, winding up, sale or merger of the Corporation occurring before the IRR Release Date (as defined in the Restricted Stock Agreement, dated as of June 17, 2004, between the Corporation and Timothy J. Conway (the “Restricted Stock Agreement”), disregarding any amendment thereto and regardless of whether such Restricted Stock Agreement remains in effect), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the funds and assets that may legally be distributed to the Corporation’s stockholders, and prior and in preference to any payment or distribution on any shares of Common Stock or Class A Common Stock (or any setting apart of any payment or distribution), an amount per share equal to $24.80, subject to adjustment for stock splits (other than the reverse stock split contemplated in Article FIFTH), combinations and other similar transactions and occurrences with respect to the Series A Preferred Stock (the “Liquidation Preference”).

(b) If there are any legally available funds or assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred Stock of the full Liquidation Preference, then all such remaining legally available funds or assets shall be distributed pro rata among the holders of the Common Stock, the Class A Common Stock and the Preferred Stock.

(c) If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, winding up, sale or merger of the Corporation are in a form other than cash or securities that are then traded on a national securities exchange or listed on the Nasdaq Stock Market (which shall be valued at the average of the closing prices of the securities over the twenty (20) day period ending three (3) days prior to the distribution), then the value of such assets shall be their fair market value as determined by the Board of Directors in good faith.

4. Voting Rights.

(a) Each holder of shares of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held by such holder.

(b) Each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and Class A Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock and Class A Common Stock, with respect to any matter upon which holders of Common Stock or Class A Common Stock have the right to vote, except as may be otherwise provided herein or as required by applicable law. Except as otherwise expressly provided herein or as required by applicable law, the holders of Series A Preferred Stock, Common Stock and Class A Common Stock shall vote together and not as separate classes.

(c) Notwithstanding anything to the contrary contained herein and in addition to any other rights provided by applicable law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding (other than with respect to clauses (i) and (ii), which shall require the affirmative vote or consent of the holders of at least sixty percent (60%) of the shares of Series A Preferred Stock then outstanding):

(i) alter or change the rights, preferences or privileges of the Series A Preferred Stock;

(ii) create any new class or series of shares of capital stock of the Corporation, by reclassification or otherwise, that has rights, preferences or privileges senior to or on parity with the Series A Preferred Stock; or

(iii) except as provided in this Certificate of Incorporation, purchase, redeem or otherwise acquire any shares of Common Stock or Class A

Common Stock, other than the repurchase of the Class A Common Stock pursuant to and in accordance with the terms of a subscription agreement, restricted stock, stock option or similar agreement with an employee of, or consultant to, the Corporation;

(iv) voluntarily institute a bankruptcy proceeding or adopt a plan of liquidation or dissolution, or effect a winding-up or assignment for the benefit of creditors, of the Corporation; and

(v) amend this Certificate of Incorporation to accomplish any of the foregoing.

5. Conversion Rights.

(a) Immediately after giving effect to the reverse stock split contemplated by Article FIFTH, each outstanding share of Series A Preferred Stock shall be converted into 2.2760 fully paid and non-assessable shares of Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

(b) Adjustment for Stock Splits, Stock Dividends, Subdivisions, Combinations or Consolidation of Common Stock. In the event that the Corporation at any time or from time to time after the date on which any shares of Series A Preferred Stock were issued shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock (other than the reverse stock split contemplated in Article FIFTH), then the Conversion Ratio for the Series A Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(c) Adjustments for Reclassification and Reorganization. If at any time or from time to time after the initial date upon which the capital stock of the Corporation is issued, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization or otherwise (other than a subdivision or combination of shares provided for in paragraph B.5(b) of this Article SIXTH), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

(d) Notice of Record Date. In the event that there occurs any of the following events:

(i) the Corporation declares a dividend (or any other distribution) on the Common Stock payable in Common Stock or other securities of the Corporation;

(ii) the Corporation splits, subdivides or combines its outstanding shares of Common Stock (other than the reverse stock split contemplated in Article FIFTH);

(iii) there occurs or is proposed to occur any reclassification of the Common Stock of the Corporation (other than a split, subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon or on the Class A Common Stock), or any merger or consolidation of the Corporation into or with another corporation or other form of entity, or of the sale of all or substantially all of the assets of the Corporation; or

(iv) the involuntary or voluntary liquidation, dissolution, or winding-up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their addresses as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the record date specified in (1) below or twenty (20) days before the earlier of the dates specified in (2) below, a notice stating the following information:

(i) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(ii) the date on which such reclassification, consolidation, merger, sale, liquidation, dissolution, or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, liquidation, dissolution, or winding-up.

(e) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock pursuant to this paragraph B.5. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by an amount equal to the fair market value of a share of Common Stock.

(f) No Impairment. The Corporation will not, by amendment of this Certificate of Incorporation or the bylaws of the Corporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this paragraph B.5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock.

6. Reacquired Shares. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of purchase or otherwise shall be reissued,

and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

7. Certain Definitions. For purposes of this Certificate of Incorporation:

“Value 1” means $10.00 per share, subject to adjustment for stock splits (other than the reverse stock split contemplated in Article FIFTH), combinations and other similar transactions and occurrences with respect to the Class A Common Stock, less par value of $0.01 per share, less an amount equal to three times the aggregate per share amount of dividends paid by the Company with respect to the Series A Preferred Stock to and including the date of determination, but in no case shall Value 1 be less than $0.

“Value 2” means:

To the extent Value 1 is greater than $0, then “Value 2” means $15.00 per share, subject to adjustment for stock splits (other than the reverse stock split contemplated in Article FIFTH), combinations and other similar transactions and occurrences with respect to the Class A Common Stock, less par value of $0.01 per share;

To the extent Value 1 is $0, then “Value 2” means:

$15.00 per share, subject to adjustment for stock splits (other than the reverse stock split contemplated in Article FIFTH), combinations and other similar transactions and occurrences with respect to the Class A Common Stock, less par value of $0.01 per share, less an amount equal to three times the aggregate per share amount of dividends paid by the Company with respect to the Preferred Stock after Value 1 is $0, including that portion of such dividends attributable following the reduction of Value 1 to $0, to and including the date of determination, but in no case shall Value 2 be less than $0.

C. Provisions Related to the Common Stock and Class A Common Stock.

1. General. Except as otherwise provided herein, each share of Common Stock and Class A Common Stock of the Corporation shall have identical rights and privileges in every respect. The holders of shares of Common Stock and Class A Common Stock shall each be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock or Class A Common Stock held. The number of authorized shares of Common Stock or Class A Common Stock may be increased by the affirmative vote of holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b) of the DGCL.

2. Dividends. Subject to the rights of the holders of any class of capital stock or series thereof ranking senior to the Common Stock or Class A Common Stock and subject to paragraph B.2 of this Article SIXTH, the holders of Common Stock and Class A Common Stock shall participate on a pro rata basis in any dividends, when, as and if declared by the Board of Directors, out of any funds and assets of the Corporation legally available therefor.

3. Liquidation Rights. Subject to the rights of the holders of any class of capital stock or series thereof ranking senior to the Common Stock or Class A Common Stock, in the event of any voluntary or involuntary liquidation, dissolution, or winding-up, sale or merger of the Corporation, the holders of shares of Common Stock and Class A Common Stock shall be entitled to receive their pro rata portion of any of the remaining assets of the Corporation available for distribution.

4. Conversion of Class A Common Stock.

(a) Immediately after giving effect to the reverse stock split contemplated by Article FIFTH, the outstanding shares of Class A Common Stock shall be converted into Common Stock at a rate of one share of Common Stock for each share of Class A Common Stock, automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class A Common Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class A Common Stock, the holders of Class A Common Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Class A Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Class A Common Stock surrendered were convertible on the date on which such automatic conversion occurred.

(b) Adjustment for Stock Splits, Stock Dividends, Subdivisions. Combinations or Consolidation of Common Stock. In the event that the Corporation at any time or from time to time after the date that the Class A Common Stock is issued shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock, or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock (other than the reverse stock split contemplated in Article FIFTH), then the conversion ratio for the Class A Shares in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(c) Adjustments for Reclassification and Reorganization. If at any time or from time to time after the initial date upon which the capital stock of the Corporation is issued, the Common Stock issuable upon the conversion of the Class A Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares provided for in paragraph C.4(b) of this Article SIXTH), then in any such event each holder of Class A Common Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Class A Common Stock could have been converted immediately prior to such recapitalization, reclassification or change.

D. General. Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of its Preferred Stock, Common Stock and Class A Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors of the Corporation, which is expressly authorized to fix the same in its absolute and unconditional discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares under the DGCL.

SEVENTH: Directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation otherwise provide.

EIGHTH: The directors of the Corporation shall have the power to adopt, amend, and repeal the bylaws of the Corporation.

NINTH: No contract or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation and any person (as used herein “person” means other corporation, limited liability company, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers, or stockholders are directors, officers, managers, members or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee which authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

TENTH: The Corporation shall indemnify any person who was or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, manager, member, venturer, proprietor, trustee, employee, consultant, agent, or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article TENTH is in effect. Any repeal or amendment of this Article TENTH shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article TENTH. Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, by-law, resolution of stockholders or directors, agreement, or otherwise.

The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

ELEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article ELEVENTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article ELEVENTH, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the DGCL.

TWELFTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

THIRTEENTH: The provisions of this Article are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve officers and directors of the Corporation who are officers or directors of a stockholder of the Corporation, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith; provided, however, that nothing in this Article will prohibit the Corporation’s ability to enter into contractual arrangements with a stockholder of the Corporation, which arrangements restrict such stockholder from engaging in activities otherwise allowed by this Article, and the following provisions shall be subject to any such contractual obligation of the Corporation.

A. Stockholders. Except as any stockholder may otherwise agree in writing, each stockholder of the Corporation shall have the right to, and shall have no duty hereunder to refrain from, engaging in the same or similar activities or lines of business as the Corporation, doing business with any potential or actual customer or supplier of the Corporation, or employing or otherwise engaging any officer or employee of the Corporation. To the fullest extent permitted by law, neither a stockholder of the Corporation nor any officer or director thereof shall be liable to the Corporation or its other stockholders for breach of any fiduciary duty by reason of any such activities of such stockholder, or the participation therein of such stockholder. In the event that a stockholder acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the stockholder and the Corporation, the stockholder shall have no duty to communicate or present such corporate opportunity to the Corporation and shall not be liable to the Corporation or its other stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that such stockholder pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

B. Directors and Officers. In the event that a director or officer of the Corporation who is also a director or officer of a stockholder of the Corporation acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and such stockholder, to the fullest extent permitted by law, such director or officer of the Corporation (a) shall be deemed to have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, (b) shall not be liable to the Corporation or its other stockholders for breach of any fiduciary duty by reason of the fact that such stockholder or any of its affiliates pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person (including, without limitation, such stockholder or any of its affiliates) or does not communicate information regarding such corporate opportunity to the Corporation, (c) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in or not opposed to the best interests of the Corporation, and (d) shall be deemed not to have breached his or her duty of loyalty to the Corporation or its stockholders and not to have derived an improper benefit therefrom, if such director or officer acts in a manner consistent with the following policy:

1. A corporate opportunity available to any person who is an officer of the Corporation (whether or not a director), and who is also a director but not an officer or employee of a stockholder of the Corporation, shall belong to the Corporation, unless such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of such stockholder, in which case such opportunity shall belong to such stockholder;

2. A corporate opportunity available to any person who is a director but not an officer, employee of the Corporation, and who is also an officer or employee (whether or not a director) of a stockholder of the Corporation shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of the Corporation, and otherwise shall belong to such stockholder; and

3. A corporate opportunity available to any person who is an officer or director of both the Corporation and a stockholder of the Corporation shall belong to the Corporation if such opportunity is expressly offered to such person in writing in his or her capacity as an officer or director of the Corporation, and otherwise shall belong to such stockholder.

C. Scope. Any corporate opportunity that belongs to a stockholder of the Corporation or any of its Affiliates or to the Corporation pursuant to the foregoing policy shall not be pursued by the other, unless and until the party to whom the opportunity belongs determines not to pursue the opportunity and so informs the other party. Notwithstanding the preceding sentence, if the party to whom the corporate opportunity belongs does not within a reasonable period of time of receipt of notice of the corporate opportunity, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may then pursue such opportunity or direct it to another person.

D. Consent. Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article.

E. Definitions. For purposes of this Article only:

1. A director of the Corporation who is Chairman or Vice Chairman of the Board of Directors of the Corporation or of a committee of the Board or of the Company shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an officer of the Corporation under the bylaws of the Corporation), unless such person is a full-time employee of the Corporation.

2. The term “corporate opportunity” shall consist of a business opportunity which (i) the Corporation is financially able to undertake, (ii) is, from its nature, in the line or lines of the Corporation’s existing or prospective business and is of practical advantage to it, and (iii) is one in which the Corporation has an interest or reasonable expectancy.

F. Modifications. Neither the alteration, amendment or repeal of this Article nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, and the undersigned officer does hereby certify that this is his act and deed and that the facts stated herein are true and correct this December ____, 2006.

NEWSTAR FINANCIAL, INC.

By:
Name:
Title:

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